UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
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RIOT BLOCKCHAIN, INC.
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2022.06.31

Chad Everett Harris Riot Blockchain, Inc. Video

Hello. I'm Chad Everett Harris, executive vice president and chief commercial officer of Riot Blockchain. Thank you for being a stockholder. Today, I want to take you inside and show you the value we've created because of your support. We're in Building G. This is the second 100 megawatt liquid immersion building of our industrial scale project here in Rockdale, Texas. This facility, Building G, Building F, Building E and Building D was all built by the men and women that work for Riot. Over 220 strong full time employees, as well as 450 full time contractors. It is part of our mission and our vision to build the community here in rural Texas around our facility and support all of their families.

As you can see here, we've designed and built our own PDU system with our team of engineers here in Rockdale, Texas. It's important because this, this is about safety and we take safety and the care of our team members over everything. And why is that important? Every single day they come here to do the job they were hired to do to create value for you, the stockholder. Riot Blockchain's Rockdale facility is the largest controlled load response facility in the world, because of Bitcoin mining. Bitcoin mining is the most efficient battery there is. Why is that important? This facility continues to support the community around us. That allows us to grow at scale and speed because of our corporate citizenship within the community.

It's important for you, the stockholder, to know that we care about our community, about the Texas grid and the people surrounding. A lot of days people ask the question, why is riot blockchain different than any other miner? Here's something. Our world class in-house engineering team. Why is it important? Right behind me. The attention to detail of this air rack system with individual breakers, individual fuses and individual plugs for every single miner that will go on these shelves is by far ahead of the competition.

In 11 months, we demonstrated week after week how transparent our building process is. We've showed you building D, building E, building F and building G. We've walked you through the process of building the liquid immersion. We've shown you our new rack system. We've shown you the expansion of our 400-megawatt substation And we've been up front and center every single day. We've been able to make these accomplishments because of you, our stockholder of Riot Blockchain, Huge stockholder value creation is underway at Rockdale. And coming soon in Corsicana.

Remember to vote your shares at our upcoming AGM. Measures on this year's proxy are vital to enable Riot’s continued growth and for Riot to capitalize on the value creation opportunities for our shareholders. Which is our primary focus.

To vote your shares, please visit ProxyVote.com or vote by phone at 1800 690 6903.